Exhibit 10.1
AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS
     THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) between GREIT — 525 AND 600 B STREET, LP, a Virginia limited partnership (“Seller”), and LEGACY PARTNERS REALTY FUND II, LLC, a Delaware limited liability company (“Buyer”), is made and entered into as of the later of (i) the date this Agreement is executed by Seller and (ii) the date this Agreement is executed by Buyer (the “Effective Date”):
1.	Purchase and Sale.

Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:
1.1	The parcels of land located in the City of San Diego, California located at 600 B Street, San Diego, being more particularly described on Exhibit A attached hereto (hereinafter referred to as the “Land”); and

1.2	All rights, privileges, and easements appurtenant to the Land, including, without limitation, all water rights, mineral rights, development rights, air rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

1.3	Seller’s right, title and interest in all buildings, structures, and improvements situated on the Land and the property underlying the Ground Leases, including, without limitation, the office building containing approximately 338,905 square feet of net rentable floor area, all parking areas and other amenities located on the Land, and all apparatus, elevators, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, and electrical and other fixtures located on the Land (all of which are together hereinafter referred to as the “Improvements”); and

1.4	Seller’s right, title and interest in the ground tenant’s interest in those five ground leases underlying a portion of the Improvements located at 600 B Street all dated as of June 28, 1963 and more particularly described on Exhibit B attached hereto (hereinafter collectively referred to as the “Ground Leases”); and

1.5	All leases and other occupancy agreements (collectively, the “Leases”), including associated amendments, with all parties (collectively, “Tenants”) leasing the Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held in connection with the Leases, and all of Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing
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additional security for such Leases (a schedule of all current Leases and security being attached hereto as Exhibit G);

1.6	All tangible and intangible personal property owned by Seller located on or used in connection with the Property, including, without limitation, all sculptures, paintings and other artwork, all equipment, furniture, tools and supplies, all plans and specifications and other architectural and engineering drawings, if any, with respect to the Land and the Improvements, and any other personal property and all related intangibles as are owned by Seller and currently located in, on or about or are used for the operation, maintenance, administration or repair of the Property (a schedule of which is attached as Exhibit I, including Seller’s interest, if any, in the common name of the Property (collectively, the “Personal Property”);

1.7	All service contracts, agreements, warranties and guaranties relating to the operation of the Property as of the Effective Date (a schedule of which is attached hereto as Exhibit F), to the extent assignable, and any other service and operating agreements pertaining to the Property that are entered into by Seller after the date of this Agreement and prior to the Closing in accordance with the terms of this Agreement, in each case to the extent approved by Buyer in accordance with this Agreement (collectively, the “Contracts”); provided, however, any Contracts not so approved by Buyer shall be terminated by Seller on or before the Closing; and

1.8	To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Property (the “Permits”).
2.	Purchase Price.

Subject to the charges, prorations and other adjustments set forth in this Agreement, the total Purchase Price of the Property shall be Ninety Six Million Dollars ($96,000,000) (“Purchase Price”) payable as follows:
2.1	Deposit/Further Payments/Down Payment.
2.1.1	Within two (2) business days of the Effective Date, Buyer shall deposit into Escrow the amount of Two Hundred Fifty Thousand Dollars $250,000 (the “Initial Deposit”), in the form of a wire transfer payable to Fidelity National Title Company, 17911 Von Karman, Suite 275, Irvine, CA 92614, Attn: Natalie Vona, telephone (949) 224-4723 (“Escrow Holder”). Escrow Holder shall place the Initial Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account.
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	2.1.2	The Initial Deposit shall remain refundable until 5:00 p.m. on the date that is five (5) business days following the Effective Date (the “Initial Review Deadline”). If, based on its initial review, Buyer wishes to proceed with the purchase of the Property in accordance with the terms of this Agreement, Buyer shall deliver to Seller and Escrow Holder by the Initial Review Deadline a written notice confirming that Buyer then wishes to proceed (“First Approval Notice”). In such event, Buyer may then proceed with its review of the Property pursuant to the terms hereof. If Buyer does not deliver a First Approval Notice by the Initial Review Deadline, the Initial Deposit, together with any interest accrued thereon, shall be immediately be refunded to Buyer, this Agreement shall be deemed terminated, and neither party shall have any further obligation hereunder except as specifically set forth herein.

	2.1.3	Within one (1) business day following the last day of the Inspection Period (as defined in Section 6.1 below), and provided that Buyer has delivered a First Approval Notice as set forth in Section 2.1.2 above and a Second Approval Notice (as defined in Section 6.1 below), Buyer shall deposit into Escrow the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Additional Deposit”), in the form of a wire transfer payable to Escrow Holder. Escrow Holder shall place the Additional Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account. The Initial Deposit, and to the extent it has been deposited, the Additional Deposit, shall collectively be referred to herein as the “Deposit”.

2.2		On or before Closing, Buyer shall deposit into Escrow the balance of the Purchase Price (subject to adjustments and prorations as set forth herein), by wire transfer payable to Escrow Holder.
3.	Title to Property.

During the Inspection Period (hereafter defined) Buyer shall review and approve the Title Documents (hereinafter defined) and the Survey (hereinafter defined). If the Title Documents or Survey reflect or disclose any defect, exception or other matter affecting the Property (“Title Defects”) that is unacceptable to Buyer, then prior to the expiration of the Inspection Period, Buyer shall provide Seller with written notice (“Title Notice”) of Buyer’s objections. Seller may, at its sole option, elect to cure or remove the objections made by Buyer. Should Seller elect to attempt to cure or remove the objection, it shall be a condition precedent to Buyer’s obligation to acquire the Property that Seller cures such title objection prior to the Closing. Unless Seller provides written notice to Buyer, within five (5) days prior to the expiration of the Inspection Period, that Seller intends to cure Buyer’s title objections, Seller shall be deemed to have elected not to cure or remove Buyer’s title objections, and Buyer shall be entitled, as Buyer’s sole and exclusive remedy to either (a) not deliver a Second Approval Notice as referenced herein,
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in which case the Initial Deposit shall be released to Seller and the Additional Deposit shall not be submitted by Buyer; or (b) elect to waive the objections and close this transaction as otherwise contemplated herein. If Buyer shall fail to terminate this Agreement pursuant to this Section 3, all matters shown on the Survey and all matters described in the Title Report, except for monetary liens which were not created by the Buyer and any matters the Seller has agreed to cure in writing, shall be deemed “Permitted Exceptions.” If Buyer is notified of any new Title Defect (which was not disclosed to Buyer prior to the expiration of the Inspection Period) following the expiration of the Inspection Period, Buyer shall have five (5) days from the date of such notification to deliver a Title Notice with respect to any such new Title Defect and Seller shall have five (5) business days to respond to Buyer’s Title Notice with respect to such new Title Defects. If Buyer does not elect to cure such new Title Defects, Buyer shall have the right to terminate this Agreement by delivering written notice to Seller within ten (10) business days following Buyer’s delivery of such new Title Notice.

4.	Due Diligence Items.
4.1	Seller shall deliver to Buyer each of the following by no later than one (1) business day following the Effective Date (together with the items described in Section 4.2, collectively, the “Due Diligence Items”):
4.1.1	The existing survey of the Property in Seller’s possession, dated May 6, 2004 (the “Survey”);

4.1.2	A current preliminary title report or title commitment (the “Title Report”) for the issuance of a standard coverage owner’s policy of title insurance, with standard provisions and exceptions (the “Title Policy”) to Buyer from the Escrow Holder, together with copies of all documents constituting exceptions to the title as reflected in the Title Report (collectively referred to hereinafter as the “Title Documents”);

4.1.3	A list of all tenant leases, contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Property, if any, together with copies of the same;

4.1.4	True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the three (3) years prior to the current year and, if available, for the current year;

4.1.5	A schedule of all current or pending litigation with respect to the Property or any part, thereof, if any;

4.1.6	Operating statements for the most recent two (2) full calendar years and monthly operating statements for the calendar year to date;
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4.1.7	An inventory of all personal property located on the Property, used in the maintenance of the Property or stored for future use at the Property and an inventory of all furniture and appliances used in the units, if any.
4.2	Seller shall make the following available for inspection by Buyer during ordinary business hours (or as otherwise agreed) at Seller’s management office:
4.2.1	All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Property in the possession of Seller, if any.

4.2.2	The tenant files, books and records relating to the ownership and operation of the Property.

4.2.3	All other items relating to the Property which are located at Seller’s management office or otherwise within Seller’s possession or control, except internal financial projections, appraisals, and other materials reasonably deemed by Seller to be proprietary or confidential.
5.	Inspections.
5.1	Buyer shall have a temporary non-exclusive license to enter and conduct non-invasive feasibility, environmental, and physical studies collectively of the Property that Buyer may deem necessary or advisable (the “Inspections”) at any time during the Inspection Period, on the terms set forth in this Article 5. Buyer shall not conduct invasive testing of any kind (including without limitation, “Phase II” environmental testing without Seller’s consent. Buyer’s right to conduct the Inspections shall be subject to rights of Tenants and shall be subject to such conditions as may be reasonably imposed by the Seller in order to avoid disruption at the Property.

5.2	Buyer must arrange all Inspections of the Property with Seller at least one (l) business day in advance of any Inspections. Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and to maintain them in locations specified by Seller. Seller hereby confirms that it has approved the scope and timing of the assessment work specifically described in Exhibit J attached hereto and agrees to perform the work referenced therein as work to be completed by Seller or Seller’s contractor. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property and shall comply with all applicable legal requirements. Buyer shall restore any damage to the Property resulting from the Inspections including but not limited to repair of surface openings resulting from
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tests. Buyer shall promptly provide to Seller a copy of all final reports and final test results prepared or furnished in connection with the Inspections.
5.3	In the event that the Inspections show any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer’s sole subjective discretion, then Buyer shall be entitled, as its sole and exclusive remedy, to (1) elect not to deliver a Second Approval Notice as set forth herein, in which event the Initial Deposit will be automatically released to Seller and Buyer will not submit the Additional Deposit, or (2) elect to proceed to close the transaction as otherwise contemplated herein. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections and to defend, indemnify and hold Seller harmless from all, claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections.

5.4	Buyer shall indemnify, save and hold Seller and Seller’s officers, agents, employees, directors, trustees, invitees, successors, and assigns (collectively “Indemnitees”) harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney’s fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to its discovery, without exacerbation of the condition of any Hazardous Materials or other circumstances at the Property. Buyer waives any claims against Seller arising out of the Inspections or this Agreement other than claims to the extent caused by any negligent or willful misconduct of Seller or Seller’s agents. Buyer hereby assume all responsibility for claims against Seller by the contractors, subcontractors, employees, and agents of Buyer other than claims to the extent caused by the negligence or willful misconduct of Seller or its agents.

5.5	Buyer shall, during the term of this Agreement and at all times during which access is available to it, require its subcontractors and agents, to maintain insurance, in form and substance reasonably satisfactory to Seller, with insurance companies acceptable to Seller, the following insurance: Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage (provided that agents and consultants shall not be required to carry coverage in excess of $1,000,000). In addition, Buyer shall maintain excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence. Each policy of insurance shall name Seller as an additional insured. Further, each policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the
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policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to entry on the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per project, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

5.6	During the course of its performance of the Inspections, Buyer will acquire knowledge concerning the Property or Seller, or knowledge of other matters of a sensitive business nature (collectively, “Privileged Information”). Except as described below, neither Buyer nor its agents shall disclose to any third party, publicize or suffer or permit any of their respective employees to so disclose or publicize any such Privileged Information, other than to consultants, attorneys and agents as necessary for the Buyer’s inspection and analysis of the Property. In the event that Buyer believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then Buyer shall immediately notify Seller of such belief and the reasons for such belief. If Seller within ten (10) days after receipt of such notice, advises the party that sent the notice that Seller shall itself disclose the information, then Buyer shall not make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If Buyer reasonably believes that such disclosure is required to be made in less than the 10-day period, then the notice to Seller shall so state and Seller’s time to respond will be reduced accordingly.

5.7	The obligations of Buyer described in this Article shall survive the Closing or any termination of this Agreement.
6.	Approval.
6.1	Provided that Buyer delivers the First Approval Notice, Buyer shall have until the date which is twenty (20) business days after the Effective Date (“Inspection Period”) to approve or disapprove the Inspections. If Buyer wishes to proceed with its acquisition of the Property at the expiration of the Inspection Period, Buyer shall to deliver to Seller and Escrow Holder by 5:00 p.m. on the last day of the Inspection Period a written notice confirming that Buyer wishes to proceed (“Second Approval Notice”). If Buyer shall fail to deliver a Second Approval Notice to Seller and Escrow Holder prior to the expiration of the Inspection Period, the condition of the Property shall be deemed disapproved and this Agreement and the Escrow shall thereupon be terminated. In such event, Buyer shall not be entitled to purchase the Property, Seller shall not be obligated to sell the Property to Buyer, the Initial Deposit and all interest thereon shall be released to Seller, Buyer shall not submit the Additional Deposit, and the parties shall be
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relieved of any further obligation to each other with respect to the Property, except as provided in Paragraph 5.

6.2	Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with the Inspections, along with copies of all final reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer’s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”); provided, however, that delivery of such copies and information by Buyer shall be without warranty or representation whatsoever, express or implied, including without limitations, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such restrictions.

6.3	On or before the end of the Inspection Period, Buyer will designate in a written notice to Seller which Contracts Buyer will assume and which Contracts must be terminated by Seller at Closing. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts which Buyer has designated will not be terminated. At Buyer’s expense (if any), Seller shall terminate at Closing all Contracts that Buyer does not elect to assume as set forth herein.
7.	Escrow.
7.1	Opening.
7.1.1	The purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the Effective Date. Escrow shall be deemed to be opened as of the date fully executed copies (or counterparts) of this Agreement are delivered to Escrow Holder by Buyer and Seller (“Opening of Escrow”). This Agreement shall be considered as the Escrow instructions between the parties, with such further instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.
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7.2	Closing.
7.2.1	Subject to the provisions for extension of Closing expressly stated in this Agreement, Escrow shall close (“Closing”) on the date which is twenty (20) business days following the expiration of the Inspection Period.
7.3	Buyer Required to Deliver.

Buyer shall deliver to Escrow the following:
7.3.1	Concurrently with the Opening of Escrow, the Initial Deposit and, following the delivery of a First Approval Notice, the Additional Deposit;

7.3.2	On or before Closing, the Purchase Price, subject to the closing adjustments, credits and prorations contemplated hereby;

7.3.3	On or before Closing, such other documents as Title Company may reasonably require from Buyer in order to issue the Title Policy;

7.3.4	An original counterpart executed by Buyer of an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in substantially the form attached hereto as Exhibit C, whereby Seller assigns and conveys to Buyer all of Seller’s right, title and interest in and Buyer assumes all of Seller’s obligations under, the Leases and the Contracts and the Permits;

7.3.5	An original counterpart executed by Buyer of an Assignment and Assumption of Ground Leases (the “Assignment and Assumption of Ground Leases”) in substantially the form attached hereto as Exhibit D;

7.3.6	A counterpart closing statement (the “Closing Statement”) setting forth the Purchase Price and all amounts charged against Buyer pursuant to Section 7.7 of this Agreement.
7.4	Seller Required to Deliver.

On or before Closing, Seller shall deliver to Escrow the following:
7.4.1	A duly executed and acknowledged special warranty deed, conveying fee title to the Property in favor of Buyer (the “Deed”), with a legal description identical to the legal description attached hereto as Exhibit A;

7.4.2	An executed certificate of non-foreign status;
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7.4.3	A bill of sale of the Personal Property, if any, without warranty, in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as Exhibit E;

7.4.4	An original counterpart executed by Seller of the Assignment and Assumption Agreement and the Assignment and Assumption of the Ground Leases;

7.4.5	A counterpart Closing Statement setting forth the Purchase Price and all amounts charged against Seller pursuant to Section 7.7 of this Agreement;

7.4.6	Such other documents as Title Company may reasonably require from Seller in order to issue the Title Policy;

7.4.7	A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership and directing that future rent payments be made to Buyer;

Seller shall deliver the following directly to Buyer after Closing has occurred:

7.4.8	All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

7.4.9	All records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, all security contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Project; and
7.5	Buyer’s Costs.

Buyer shall pay the following:
7.5.1	One-half of Escrow Holder’s fees, costs and expenses;

7.5.2	The cost of recording any documents relating to Buyer’s financing;

7.5.3	All costs of the title search and any title insurance premiums except the premium for the basic CLTA title insurance policy; and

7.5.4	All other costs customarily borne by Buyers of real property in the county in which the Property is situated;
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7.6	Seller’s Costs. Seller shall pay the following:
7.6.1	One-half of Escrow Holder’s fees, costs and expenses;

7.6.2	All transfer taxes, and costs of recording the Assignment and Assumption of Ground Leases;

7.6.3	The premium for the basic CLTA title insurance policy; and

7.6.4	All other costs not itemized above which are customarily borne by sellers of real property in the county in which the Property is situated.
7.7	Prorations.
7.7.1	Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing with the Buyer being deemed the owner of the Property as of the Closing:

(a) Taxes and Assessments All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. Seller shall be responsible for all Taxes assessed with respect to periods prior to Closing, and Buyer shall be responsible for all Taxes assessed with respect to periods from and after Closing. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property, and shall be calculated based upon the maximum early payment discount available. Upon the Closing, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Closing. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Closing. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Closing which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the
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property of Seller, provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Closing shall belong to and be the property of Buyer. Buyer agrees to reasonably cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing, as may be necessary to carry out the intention of this subparagraph, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein. Tax records need not be kept longer than seven years.

(b) Rents Buyer will receive a credit at the Closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid. Buyer shall cooperate with Seller after the Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing. Seller shall not engage in collection efforts post-closing.

(c) CAM Expenses To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing the Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Closing. In the event that
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the Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, the Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within thirty (30) days of the receipt thereof.

(d) Operating Expenses All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Tenant Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Tenant Leases (to the extent the same are required to be refunded by the terms of such Tenant Leases or applicable). In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will cooperate with Buyer to have Buyer named as beneficiary under the Non-Cash Security Deposits; provided that such cooperation shall be at no cost or expense to Seller. Buyer will not receive a credit against the Purchase Price for such security deposits. Seller will cause each original letter of credit and all necessary original transfer documentation to be placed into Escrow so that Buyer is named as Beneficiary thereunder effective as of Closing, and the original letter of credit in Buyer’s name is delivered to Buyer immediately following Closing, or if for any reason such timing is not possible, Seller will
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cooperate with Buyer and place into Escrow such documentation as may be necessary to cause any such letter of credit to be issued in Buyer’s name immediately following Closing.

(f) Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all tenant improvement allowances and leasing commissions and other leasing costs with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Tenant Leases in effect as of the Effective Date, and will grant to Buyer a credit toward the Purchase Price at Closing for any such improvement allowances, free rent, leasing commissions or other leasing costs which are unpaid as of the Closing or apply to periods after the Closing, but only if and to the extent such leasing costs were not shown in the property revenue proforma as delivered to Buyer prior to the Effective Date.

(g) Percentage Rent Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Closing as of the Closing on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within thirty (30) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer to Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party
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shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.
7.7.2	Calculation; Reproration. Prior to Closing the parties shall jointly prepare an estimated closing statement which shall set forth the costs payable under Sections 7.5 and 7.6 and the prorations and credits provided for in Section 7.7.1 and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph; provided, however, that there shall be no reproration for taxes and assessments. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that there shall be no reproration for taxes and assessments; and further provided that any adjustment shall be made, if at all, within sixty (60) days after the Closing (except with respect to CAM Charges, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available and in no event later than April 2007), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

7.7.3	Items Not Prorated. Seller and Buyer agree that (a) on the Closing, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall responsible for arranging for its own insurance as of the Closing; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in subparagraph (1)(e) above.
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7.7.4	Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

7.7.5	Survival. This Section 7.7 shall survive the Closing, provided that all prorations shall be settled by April 2007.
7.8	Determination of Dates of Performance.

Promptly after delivery to Buyer of the Title Report, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following dates:
7.8.1	The date of Opening of Escrow pursuant to Paragraph 6.1;

7.8.2	The date of receipt of the Title Report by Buyer;

7.8.3	The date by which title must be approved by Buyer pursuant to Paragraph 3.2;

7.8.4	The date by which the Inspections must be approved by Buyer pursuant to Paragraph 5.1.1;

7.8.5	The date by which the amounts described in Paragraph 2 must be deposited by Buyer, for which determination Escrow Holder shall assume satisfaction of the condition expressed in Paragraph 2 on the last date stated for its satisfaction; and

7.8.6	The date of Closing pursuant to Paragraph 6.2.
If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, Escrow Holder shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule and notify Buyer and Seller of the dates of performance, as redetermined.
8.	Representations, Warranties, and Covenants.
8.1	Representations of Seller. Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows:
8.1.1	Seller is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Virginia. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in
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accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2	Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.1.3	To Seller’s knowledge, no actions, suits, or proceedings are pending, or have been threatened by any organization, person, individual, or governmental agency that concerns or affects the Property or Seller’s right to perform its obligations hereunder.

8.1.4	To Seller’s knowledge, Seller has received no notice of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property, including any legal requirements with respect to the use, occupancy or construction of the Improvements.

8.1.5	To Seller’s knowledge, attached hereto as Exhibit F is a complete and accurate list of all Contracts, and neither Seller nor any provider under any of the Contracts has asserted any breach or default thereunder.

8.1.6	To Seller’s knowledge, attached hereto as Exhibit G is a complete and accurate list of all Leases and except as provided in Exhibit G, no material breach or default exists under the Leases and all security for the Leases remains in place as shown as Exhibit G. Further, to Seller’s knowledge and except as provided in Exhibit G, no leasing costs (leasing commissions, tenant improvement costs or allowances, free rent or other concessions) remain outstanding with respect to the current term of any of the existing Leases which will not be satisfied as of Closing.
As used in this Agreement, the phrase “Seller’s knowledge” or similar phrase shall mean the actual knowledge, without the duty of investigation, of Robert Munson, asset manager of the Property and Deborah Valdivia, property manager for the Property. It shall be a condition precedent to Buyer’s obligation to close that no representation or warranty shall have changed prior to Closing in such a way that constitutes a Material Adverse Change (hereafter defined). For purposes of this Agreement, a “Material Adverse Change” is a modification to a Seller representation which causes the value of the Property, as determined by a mutually acceptable third party appraiser, to decrease by at least One Million Dollars ($1,000,000). If a Material Adverse Change occurs, Buyer shall be entitled, as its sole remedy, to either (a) proceed with the acquisition without modification of the Purchase Price, or (b) terminate this Agreement and recover the Deposit. Notwithstanding the foregoing, it is understood and agreed that this provision relates to a change outside of Seller’s control. If it is determined that Seller breached a representation or warranty when made, such breach shall entitle
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Buyer to pursue remedies for such breach, including terminating this Agreement and recovering the entire Deposit.

8.2	Approval of Property; Limitations on Seller Representations and Warranties.
8.2.1	Except as may be specifically provided in Section 8.4 of this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by the Seller, or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer’s inspection of the Property. It is the parties’ express understanding and agreement that such materials are provided only for Buyer’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as may be specifically provided elsewhere in this Agreement, Buyer expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to all obligations in this Agreement (including, without limitation, Seller’s express representations and warranties) that are expressly stated to survive Closing, the indemnity provisions contained in the documents delivered in connection with the closing of the transactions contemplated by this Agreement (collectively, the “Surviving Obligations”), Buyer hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future that Buyer may have relating to (a) the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, or (b) any other matter pertaining to the Property, provided, however, in no event shall the foregoing release extend to (a) any breach of Seller’s representations or warranties set forth herein, (b) any breach by Seller of its obligations under this Agreement, or (c) any third party claims arising out of or resulting from events occurring prior to Closing to the extent covered by Seller’s insurance. This release shall survive the Closing or the termination of this Agreement.

8.2.2	In the event of any breach by Seller of any of the preceding representations or warranties, Buyer’s sole remedy (in the event Buyer becomes aware of any such breach) shall be to elect in writing to terminate this Agreement (in which event Buyer shall be entitled to the Deposit and recovery of costs as set forth in Section 14.1), or waive such breach and proceed with the Closing. In the event of any material breach by Seller of any of such representations or warranties or any other material breach by Seller of any
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other provision of this Agreement or any agreement delivered in connection herewith discovered after Closing, Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller’s breach, up to the applicable limits described hereunder, and shall in no event be liable for consequential or punitive damages. Any liability of Seller hereunder for breach of any such representations or warranties shall be limited to (a) claims in excess of an aggregate of Twenty-Five Thousand Dollars ($25,000.00), and (b) a maximum aggregate cap of One Million Dollars ($1,000,000.00). Notice of such claim must be delivered to Seller in writing within ten (10) months of the Closing Date. In no event shall Seller or Buyer be liable for any indirect or consequential damages on account of Seller’s or Buyer’s breach of any representation or warranty contained in this Agreement. Additionally, notwithstanding the foregoing, if Buyer actually and unequivocally becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing has not been fulfilled or satisfied (if not otherwise waived by Buyer), and Buyer nonetheless proceeds to close on the purchase of the Property, then Buyer shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition. Seller’s representations and warranties set forth in Section 8.4 shall survive the Closing for a period of nine (9) months.

8.2.3	Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show, the present and future zoning ordinance, ordinances, resolutions. Except with respect to Seller’s representations and warranties set forth herein, Buyer shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical
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condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability, merchantability, or the fitness, suitability, or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND
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CONDITIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.4, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING. PROVIDED, HOWEVER, IN NO EVENT SHALL THE FOREGOING RELEASE EXTEND TO (A) ANY BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SET FORTH HEREIN, (B) ANY BREACH BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR (C) ANY THIRD PARTY CLAIMS ARISING OUT OF OR RESULTING FROM EVENTS OCCURRING PRIOR TO CLOSING TO THE EXTENT COVERED BY SELLER’S INSURANCE.
8.2.4	Release. Except as expressly set forth in this Agreement to the contrary and except for any claims arising under the express representations, warranties or covenants of Seller under this Agreement or under the indemnity provisions of any document delivered in connection with the closing of the transactions contemplated by this Agreement, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and any party related to or affiliated with Seller and their respective successors and assigns (the “Seller Related Parties”) from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a “Buyer Related Party”) whether known or unknown at the time of this agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating to or in connection with the Property, including but not limited to, the documents and information referred to in this Agreement, the leases and the tenants, the Loan, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the
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Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters but excluding third-party claims for events occurring prior to Closing which are covered by insurance carried by Seller. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREE

BUYER: R.P.
8.3	Covenants of Seller. Seller hereby covenants as follows:
8.3.1	At all times from the date hereof through the date of Closing, Seller shall cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date;

8.3.2	From the end of the Inspection Period through the date of Closing, Seller will not enter into any new lease with respect to the Property, without Buyer’s prior written consent, which may be granted or withheld in Buyer’s sole discretion. Exercise of a renewal option shall not be considered a new lease. Any brokerage commission payable with respect to a new lease entered into after the Effective Date shall be paid by Buyer. Further, Seller will not modify any existing Lease covering space in the Property without first obtaining the written consent of Buyer which may be granted or withheld in Buyer’s sole discretion. Buyer shall have five (5) business days following written notice of the proposed deal in which to approve or disapprove of any new lease or modification for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent;
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8.3.3	From the Effective Date through the date of Closing, Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing;

8.3.4	Seller shall not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any agreement of any type affecting the Property that is not terminable on 30 days notice;

8.3.5	If Buyer provides seller with subordination, nondisturbance and attornment agreements (“SNDAs”) prepared and completed by the Buyer, Seller shall deliver such SNDAs to each tenant.

8.3.6	Seller shall use commercially reasonable efforts to secure the Ground Lease Estoppels and the Ground Lease Consents as set forth herein. In addition, with respect to the existing Tenant Lease with the City of San Diego, within two (2) business days after the Opening of Escrow, Seller shall personally serve via a process server registered by the State of California a written “Sale Notice” upon the person(s) and/or public official(s) identified in the existing lease with the City of San Diego. The Sale Notice shall be in the form required by the lease with the City of San Diego. Seller shall provide by with a copy of the “Sale Notice” together with written proof of service of the Sale Notice, executed by the process server under penalty of perjury, to Buyer as soon as reasonably practicable during the Inspection Period. Seller shall thereafter use commercially reasonable efforts to obtain written confirmation from the City of San Diego that the City of San Diego waives its “right to negotiate” with respect to the sale to Buyer.

8.3.7	Seller shall also use commercially reasonable efforts to obtain tenant estoppels from all tenants of the Property. At least two (2) business days prior to delivering the estoppels to tenants, Seller shall provide draft estoppels to Buyer for Buyer’s review and comment.

8.3.8	Seller shall retain Indoor Air Professionals, Inc. (“IAP”) to complete, at Seller’s cost, the work outlined in IAP’s bid dated March 23, 2006 for “Supply Outlet Ductwork Cleaning & Coating” in compliance with all applicable laws, rules and regulations and shall provide to Buyer a final report from IAP confirming completion of such work.
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9.      Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:
9.1	Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
10.      Conditions Precedent to Closing.
10.1	The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:
10.1.1	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date. Further, no Material Adverse Change shall have occurred prior to Closing with regard to the Seller’s representations. Seller shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Agreement.

10.1.2	There shall be no material adverse change in the matters reflected in the Title Report, there shall not exist any material adverse encumbrance or title defect affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing, and Title Company shall be unconditionally committed to issue at Closing a Title Policy insuring fee simple and leasehold title vested in Buyer, with coverage in the full amount of the Purchase Price and showing only those exceptions to title which are approved or deemed approved by Buyer as specifically set forth herein, it being acknowledged that due to the amount of coverage required hereunder, Buyer may elect by written notice delivered to Seller and Title Company prior to Closing, to require co-insurance with up to two (2) additional title companies having comparable financial strength to Title Company provided that any such co-insurance arrangement shall not delay Closing or result in any additional cost to Seller.

10.1.3	Seller shall have obtained and delivered to Buyer estoppel certificates, in accordance with their respective Leases, from tenants representing seventy-five percent (75%) of the square feet which are leased and occupied by tenants as of the Effective Date, which shall include, at a minimum, estoppels from the following “Major Tenants”: Comerica, City of San Diego, TNS Market Development, Embassy CES, Akonix Systems and Laughlin Falbo (collectively, the “Estoppel Delivery
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Condition”). Estoppel certificates shall be deemed to satisfy this condition precedent unless they disclose material adverse matters. Buyer shall notify Seller within three (3) business days of receipt of a copy of the executed estoppel certificate of its approval or disapproval and the basis of such disapproval, if disapproved and Seller shall use commercially reasonable efforts to satisfy the Estoppel Delivery Condition by the date which is three (3) business days prior to Closing.. If Buyer disapproves of an estoppel certificate because of a material, adverse matter disclosed therein, and Seller is unable to obtain a reasonably acceptable estoppel certificate prior to the Closing, then, at Buyer’s election, this Agreement shall terminate, Buyer shall be entitled to a refund of the Deposit, and neither party shall have any further obligation to the other except Buyer’s indemnification obligations under Paragraph 5. If Buyer has not received the required amount of estoppels to satisfy the Estoppel Delivery Condition by the date which is three (3) business days prior to Closing, then Seller or Buyer shall be permitted to extend the Closing Date until five (5) days after the receipt of all such estoppels, to permit Seller to secure such estoppels to meet the Estoppel Delivery Condition, but in no event shall Seller extend Closing by more than thirty (30) days.

10.1.4	With regard to the “option to negotiate” contained in Section 29 of the lease with the City of San Diego (“City”), either (a) Seller shall have sent the “Sale Notice” (as defined in the lease with the City and as referenced in Section 8.3.6) and the City shall have failed to respond within the required thirty (30) days, thereby waiving its “right to negotiate” pursuant to the terms of its lease; or (b) Seller shall have delivered to Buyer written confirmation from the City that the City waives its “right to negotiate” with respect to the sale to Buyer. Seller agrees to use commercially reasonable efforts to obtain the City’s written confirmation of its waiver of the “right to negotiate” as soon as possible following the Effective Date and Seller shall notify Buyer within one (1) business day following the issuance of the City’s determination, and Seller agrees that this condition precedent must be satisfied, if at all, by the date which is three (3) business days prior to Closing. Notwithstanding anything to the contrary herein, if this Agreement is terminated due to the City’s exercise of its “right to negotiate”, Seller shall promptly reimburse Buyer for all costs incurred by Buyer in connection with its attempted acquisition of the Property, including, without limitation, costs associated with Buyer’s review and inspection of the Property and documents relating thereto, and negotiation of this Agreement, up to the following reimbursement caps: (i) if this Agreement is terminated due to the City’s determination within five (5) business days following the Effective Date — $125,000; (ii) if this Agreement is terminated due to the City’s determination within ten (10) business days following the Effective Date — $175,000; and (iii) if this
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Agreement is terminated due to the City’s determination fifteen (15) or more business days following the Effective Date — $225,000.
10.2	The obligations of Seller pursuant to this Agreement shall, at the option of Seller, be subject to the condition precedent that the Board of GREIT, Inc. (the “Board”) approve the sale of the Property pursuant to this Agreement. This condition precedent shall be subject to the following terms and conditions:
(a)      Seller shall use commercially reasonable efforts to obtain the necessary Board approval for Buyer’s acquisition of the Property pursuant hereto, and shall keep Buyer informed regarding the timing of requesting the necessary Board approval.
(b)      If Board approval is not granted, Seller shall notify Buyer immediately, and by no later that one (1) business day following the determination of the Board.
(c)      If Board approval is not obtained and this Agreement is deemed terminated as a result of this determination by the Board, Seller shall promptly reimburse Buyer for all costs incurred by Buyer in connection with its attempted acquisition of the Property, including, without limitation, costs associated with Buyer’s review and inspection of the Property and documents relating thereto, and negotiation of this Agreement, up to the following reimbursement caps: (i) if this Agreement is terminated due to disapproval by the Board within five (5) business days following the Effective Date — $125,000; (ii) if this Agreement is terminated due to disapproval by the Board within ten (10) business days following the Effective Date — $175,000; and (iii) if this Agreement is terminated due to disapproval by the Board fifteen (15) or more business days following the Effective Date — $225,000
10.3	Ground Lease Estoppels and Consents.
10.3.1	The obligations of Seller to consummate the purchase and sale of the Property are subject to the following conditions precedent. The lessors holding an undivided interest in at least one hundred percent (100%) of the real property under the Ground Leases shall have executed and delivered to Seller and Buyer no less than three (3) business days prior to Closing a consent, assignment and release agreement consenting to the assignment of the Ground Leases to Buyer and releasing Seller from all obligations under the Ground Leases on or after the effective date of the consent, which consent shall be substantially in the form of Exhibit D attached hereto (“Ground Lease Consent”). Seller’s failure to obtain such Ground Lease Consent shall not be considered a default hereunder.
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10.3.2	The lessors holding an undivided interest in at least one hundred (100%) percent of the real property under the Ground Leases shall have executed and delivered to Buyer no less than three (3) business days prior to Closing an estoppel certificate under the Ground Leases confirming that Seller is not in default under the Ground Leases, which estoppel shall be substantially in the form of Exhibit H attached hereto (“Ground Lease Estoppel”). Seller’s failure to obtain such Ground Lease Estoppel shall not be considered a default hereunder, unless Seller cannot obtain the Ground Lease Estoppel because Seller is in default under one or more of the Ground Leases.
10.4	The mold remediation work referenced in Section 8.3.8 above shall have been completed.
Seller agrees to use commercial reasonable efforts to obtain the required Ground Lease Consent and Ground Lease Estoppel by no later than three (3) days prior to Closing. Seller and Buyer shall be permitted to extend the Closing Date until five (5) days after the receipt of such Ground Lease Consent and Ground Lease Estoppel, to permit Seller to secure them; provided, however, that in no event may Seller or Buyer extend the Closing Date by more than thirty (30) days without the written consent of the other party hereto. Buyer shall provide all documents reasonably requested by the lessors under the Ground Leases to approve the release of Seller thereunder and shall execute all documentation reasonably requested by the lessors related to Buyer’s assumption of the obligations under the Ground Leases.
If any such condition is not fully satisfied by closing, the party in whose favor the condition runs shall notify the other party and may terminate this Agreement by written notice to the other party whereupon this Agreement may be canceled, upon return of the Due Diligence Items the Deposit shall be paid to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder, provided, however, if this Agreement is terminated due to a failure of either of the conditions precedent set forth in Section 10.3.1 or 10.3.2, Seller shall promptly reimburse Buyer for all costs incurred by Buyer in connection with its attempted acquisition of the Property, including, without limitation, costs associated with Buyer’s review and inspection of the Property and documents relating thereto, and negotiation of this Agreement, up to a maximum reimbursement cap of Fifty Thousand Dollars ($50,000), provided that if such conditions cannot be satisfied due to a default by Seller under the Ground Leases, the reimbursement cap shall be Two Hundred Twenty-Five Thousand Dollars ($225,000).
11.      Damage or Destruction Prior to Closing.
In the event that the Property should be damaged by any casualty prior to the Closing, then:
11.1	If the cost of repairing damage to the Premises, as reasonably estimated by Seller, is less than One Million Dollars ($1,000,000) and no Major Tenant is able to
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terminate its Tenant Lease as a result of such casualty, and no tenant under a Tenant Lease is able to abate its rent following Closing unless covered by Seller’s rental interruption proceeds assigned to Buyer, the Closing shall proceed as scheduled and any insurance proceeds shall be distributed to Buyer to the extent not expended by Seller for restoration, and Buyer shall receive a credit for any applicable deductible; or

11.2	If the cost of repairing damage to the Premises, as reasonably estimated by Seller, is greater than One Million Dollars ($1,000,000), or if such casualty entitles any Major Tenant to terminate its lease and any abated rent granted to a tenant under a Tenant Lease is not covered by rental interruption proceeds which can be assigned to Buyer, then Buyer may elect to terminate this Agreement, in which case upon return of the Due Diligence Items the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification obligations under Paragraph 5.
12.      Eminent Domain.
12.1	If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification under Paragraph 5. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.
13.      Notices.
13.1	All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by United States Mail, as a registered or certified item, return receipt requested by
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telecopy or by Federal Express. Notices delivered by mail shall be deemed given when received. Notices by telecopy or Federal Express shall be deemed received on the business day following transmission. Notices shall be given to the following addresses:

Seller:	Theresa Hutton
Triple Net Properties, LLC
1551 N. Tustin Ave. #200
Santa Ana, CA 92705
(714) 667-8252
(714) 667-6860 fax

With Required Copy to:	Scott Peters
GREIT, Inc.
1551 N. Tustin Avenue, #200
Santa Ana, CA 92705
(714) 667-8252
(714) 667-6860 fax

And to:	Joseph J. McQuade, Esq.
Hirschler Fleischer
The Federal Reserve Bank Building, 16th Floor
701 East Byrd Street
Richmond, VA 23219
(804) 771-9502
(804) 644-0957 fax

Buyer:	Ted Tapfer
Legacy Partners
4 Park Plaza, Suite 620
Irvine, CA 92614
(949) 863-0386
Fax: (949) 261-1182

With Required Copy to:	Robert F. Phipps
Legacy Partners
4000 E Third Avenue, Suite 600
Foster City, CA 94404
(650) 571-2200
Fax: (650) 235-2589
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And to:	Pamela L. Westhoff, Esq.
DLA Piper Rudnick Gray Cary US LLP
550 South Hope Street
Suite 2300
Los Angeles, CA 90071
213.330.7747
Fax: 213.330.7547
14.      Remedies.
14.1	Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and the expiration of a 7-day cure period during which period Seller may cure the default, Buyer may, as it sole option elect to either (a) declare this Agreement terminated, in which case the Deposit shall be returned to Buyer and Buyer may seek damages only for its actual reasonable, documented out of pocket expenses incurred in connection with this transaction, not to exceed One Hundred Twenty-Five Thousand Dollars ($125,000); or (b) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.

14.2	Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and the expiration of a 7-day cure period, during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. Notwithstanding the foregoing, the Buyer’s right to cure shall not be applicable to a failure to close and the Closing shall in no event be extended pursuant to this Section. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and final copies of Buyer’s Reports.
15.      Assignment.
Buyer may assign its rights under this Agreement to an entity in which Buyer participates in the equity and management, provided, however, that Buyer shall have no such right unless a written assignment is delivered to Seller no later than seven (7) business days before Closing; and further provided that no such assignment shall relieve Buyer of its obligations hereunder.
16.      Interpretation and Applicable Law.
This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located (the “State”). Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns”
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shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17.	Amendment.

This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18.	Attorney’s Fees.

In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit or arbitration.

19.	Entire Agreement; Survival.

This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor affect or be effective to interpret, change, or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Assignment and Assumption of Ground Leases and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.

20.	Multiple Originals Only; Counterparts.

Numerous agreements may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

21.	Acceptance.

Time is of the essence of this Agreement. The date of execution of this Agreement by Seller shall be the date of execution of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the laws of the State of California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the State of California.

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22.	Real Estate Commission.

Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Triple Net Properties Realty, Inc., as its broker and will pay any commission due to said brokers. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this paragraph.

23.	Exchange.

Either party may structure the purchase and sale of the Property as a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and in connection therewith, shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to effect such exchange. The other party shall cooperate with and shall execute such documents as may be necessary to effect such a like kind exchange, including a customary assignment and/or notice of assignment, however, such assignment and cooperation shall be at no cost or expense to the non-requesting party and shall not otherwise affect the term of this Agreement.

24.	Confidentiality.

Buyer agrees that, prior to the closing, all Property information received by Buyer shall be kept confidential as provided in this paragraph. Without the prior written consent of Seller, prior to the closing, the Property information shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (l) to Buyer’s representatives who need to know the Property information for the purpose of evaluating the Property and who are informed by the Buyer of the confidential nature of the Property information; (2) as may be necessary for Buyer or Buyer’s representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (3) to prospective tenants of the Property.
THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK
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SIGNATURE PAGE FOR
600 B Street, San Diego, California
EXECUTED on this the 11th day of May, 2006
SELLER:

GREIT - 525 and 600 B Street, LP, a Virginia limited partnership

By:	GREIT - 525 and 600 B Street GP, LLC,
a Virginia limited liability company
Its:	General Partner

By:	G REIT, L.P.,
a Maryland limited partnership,
Its:	sole member

By:	G REIT, Inc.,
a Virginia corporation,
Its:	General Partner

By:	/s/ Scott D. Peters

Name:	Scott D. Peters

Title:	President & CEO

EXECUTED on this the 11th day of May, 2006.
BUYER:
Legacy Partners Realty Fund II, LLC,
a Delaware limited liability company

By:	Legacy Partners Investment Management Services, LLC
a Delaware limited liability company
Its:	Managing Member

By:	/s/ Robert F. Phipps

Name:	Robert F. Phipps
Title:	VP
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